--------
 FORM 4
--------
                                             U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] CHECK THIS BOX IF NO LONGER                     WASHINGTON D.C., 20549
    SUBJECT TO SECTION 16. FORM
    4 OR FORM 5 OBLIGATIONS MAY            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    CONTINUE. SEE INSTRUCTION 1(b).

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting     |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
   Person                            |                                                   |      to Issuer (Check all applicable)
Liberty Media Corporation            |   Liberty Livewire Corporation (LWIRA)            |     _____ Director
                                     |                                                   |     _____ Officer (give title below)
                                     |                                                   |     __X__ 10% Owner
                                     |                                                   |     _____ Other (specify below)
-------------------------------------|---------------------------------------------------|----------------------------------------
(Last)        (First)      (Middle)  |  3. IRS or Social       |  4. Statement for       |   7. Individual or Joint/Group Filing
                                     |     Security Number     |     Month/Year          |      (Check applicable line)
9197 South Peoria Street             |     of Reporting        |     October 2000        |
                                     |     Person (Voluntary)  |                         |      _X_ Form filed by one Reporting
-------------------------------------|                         |-------------------------|          Person
               (Street)              |                         |  5. If Amendment,       |      ___ Form filed by more than one
                                     |                         |     Date of Original    |          Reporting Person
Englewood,      CO        80112      |                         |                         |
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)        (Zip) |      TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                 | 2.Transaction | 3.Transaction | 4.Securities Acquired (A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                        |   Date        |   Code        |   or disposed of (D)      | Securities  | ship    | of
                                     |               |   (Instr. 8)  |   (Instr. 3,4, and 5)     | Beneficially| Form:   | Indirect
                                     | (Month/Day/   |               |                           | Owned at End| Direct  | Bene-
                                     |   Year)       | --------------|---------------------------| of Month    | (D) or  | ficial
                                     |               |       |       |        | (A)  |           | (Instr. 3   | Indirect| Owner-
                                     |               |  Code |   V   | Amount |  or  |  Price    |   and 4)    | (I)     | ship
                                     |               |       |       |        | (D)  |           |             |(Instr.4)|(Instr.4)
-------------------------------------|---------------|-------|-------|--------|------|-----------|-------------|---------|---------
                                     |               |       |       |        |      |           |             |         |
                                     |               |       |       |        |      |           |             |         |
-------------------------------------|---------------|-------|-------|--------|------|-----------|-------------|---------|---------
                                     |               |       |       |        |      |           |             |         |
                                     |               |       |       |        |      |           |             |         |
-------------------------------------|---------------|-------|-------|--------|------|-----------|-------------|---------|---------
                                     |               |       |       |        |      |           |             |         |
                                     |               |       |       |        |      |           |             |         |
-------------------------------------|---------------|-------|-------|--------|------|-----------|-------------|---------|---------
                                     |               |       |       |        |      |           |             |         |
                                     |               |       |       |        |      |           |             |         |
-------------------------------------|---------------|-------|-------|--------|------|-----------|-------------|---------|---------
                                     |               |       |       |        |      |           |             |         |
                                     |               |       |       |        |      |           |             |         |
-------------------------------------|---------------|-------|-------|--------|------|-----------|-------------|---------|---------
                                     |               |       |       |        |      |           |             |         |
                                     |               |       |       |        |      |           |             |         |
-------------------------------------|---------------|-------|-------|--------|------|-----------|-------------|---------|---------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

FORM 4 (CONTINUED)       TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   |   or Exercise|   Date        |   Code        | Derivative   | cisable and      | of Underlying
                               |   Price of   |  (Month/Day/  |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               |   Derivative |    Year)      |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               |   Security   |               |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, par value|   (Fn1)      |   10/31/00    | J     |       |56,431|       |         |        |  (Fn1) |
$0.01 per share                |              |               | (Fn2) |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
   (Fn1)      |   31,692,114   |        D          |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
-------------------------------------------------------------------
Explanation of Responses:

See continuation page attached.


** Intentional misstatements or omissions of facts                 LIBERTY MEDIA CORPORATION
   constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                       /s/ Vivian J. Carr                           November 13, 2000
                                                                   ------------------------------------        --------------------
Note: File three copies of this Form, one of which                 Name:  Vivian J. Carr                            Date
      must be manually signed.                                     Title: Senior Vice President
      If space provided is insufficient, see
      Instruction 6 for procedure.











                         CONTINUATION PAGE TO SEC FORM 4

1.   Name and Address of Reporting Person:

     Liberty Media Corporation
     9197 South Peoria Street
     Englewood, CO 80112

2.   Date of Event Requiring Statement (Month/Day/Year):

     10/31/00

4.   Issuer Name and Ticker or Trading Symbol:

     Liberty Livewire Corporation
     LWIRA

--------------------------------------------------------------------------------

Explanation of Responses (footnotes):

(Fn1)

Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock, which is traded under the symbol LWIRA.

(Fn2)

As of October 31, 2000, Liberty Media Corporation ("Liberty Media") acquired an additional 56,431 shares of the Issuer's Class B Common Stock in exchange for fulfilling certain obligations pursuant to the Stock Option Fulfillment Agreement, dated as of June 10, 2000, between Liberty Media and the Issuer.